Exhibit 99.1

Bob Brand
972-281-5335
bob.brand@kcc.com

Kimberly-Clark Announces Executive Change
CMO Tony Palmer appointed President, Global Brands & Innovation

DALLAS, March 7, 2012 – Kimberly-Clark Corporation (NYSE: KMB) today announced that Tony Palmer, 52, senior vice president and chief marketing officer, has been elected president, global brands and innovation.
In his expanded role, Palmer will leverage the company’s scale to build brands and drive growth for its businesses around the world. He will partner with K-C’s regional business leaders to achieve their business objectives.
“Over the past several years, Tony has transformed our global marketing and innovation capabilities and planning processes, enabling our global teams to build stronger brands and drive more innovation for the benefit of our consumers,” said Chairman and CEO Thomas J. Falk. “His leadership within our organization will enable continued growth of our global brand strategies with our consumer and business-to-business teams.”

Prior to joining Kimberly-Clark in 2006, Palmer served as managing director, U.K. for Kellogg Company, and was president of the company's natural, frozen and warehouse club businesses. He also previously served in marketing and general management positions within the Minute Maid division of Coca-Cola Company USA, and later as region director for Coca-Cola in Australia.

About Kimberly-Clark

Kimberly-Clark and its well-known global brands are an indispensable part of life for people in more than 175 countries. Every day, nearly a quarter of the world's population trust K-C’s brands and the solutions they provide to enhance their health, hygiene and well-being. With brands such as Kleenex, Scott, Huggies, Pull-Ups, Kotex and Depend, Kimberly-Clark holds the No. 1 or No. 2 share position in more than 80 countries. To keep up with the latest K-C news and to learn more about the company's 140-year history of innovation, visit www.kimberly-clark.com.
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